Exhibit 5.1

4801 Main Street, Suite 1000

Kansas City, MO 64112

Main: 816.983.8000

Fax: 816.983.8080

May 4, 2017

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Kansas City Southern, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to 3,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Company’s 2017 Equity Incentive Plan (the “Plan”).

As counsel, we have examined and relied upon the Registration Statement and the Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated April 20, 2017. We have also reviewed the Plan, the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation and the Bylaws as amended to date, certain resolutions of the Board of Directors of the Company, and such other documents, records, certificates and other instruments as in our judgement are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

We do not express any opinion as to any laws other than the General Corporation Law of the State of Delaware. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares, when issued and sold in the manner contemplated by the Plan and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting Committee thereof as provided in the Plan, will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Husch Blackwell LLP
Husch Blackwell LLP